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                                                                    EXHIBIT 23.2

                           CONSENT OF KPMG PEAT MARWICK LLP




The Board of Directors
Alternative Living Services, Inc.:



We consent to the use of our report dated February 21, 1997, incorporated herein by reference, with respect to the consolidated financial statements of Alternative Living Services, Inc. and subsidiaries as of December 31, 1996 and 1995 and for each of the years in the three-year period ended December 31, 1996 which report is incorporated by reference in the December 31, 1996 annual report on Form 10-K (as amended May 12, 1997) of Alternative Living Services, Inc., and to the reference to our firm under the heading "Experts" in the prospectus.



KPMG PEAT MARWICK LLP

Chicago, Illinois
October 9, 1997